EXHIBIT 10.34
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXCLUSIVE LICENSE AGREEMENT
     THIS EXCLUSIVE LICENSE AGREEMENT is made and entered into as of May                     , 2002, by and between Regents of the University of Minnesota, (“University”), a constitutional, educational corporation under the laws of the state of Minnesota, having an office at 600 McNamara Alumni Center, 200 Oak Street SE, Minneapolis, MN 55455-2070 and MCL, LLC (“Company”), a limited liability corporation organized under the laws of the State of Minnesota, having a principal place of business at 2100 West 21st Street, Minneapolis, MN 55405.
     WHEREAS, Dr. Catherine Verfaillie, Dr. Leo Furcht and Dr. Morayama Reyes have developed Technology relating to multipotent postnatal derived progenitor cells, their precursors, progeny and components, products made therefrom, processes used in their production and processing, and methods for their use.
     WHEREAS, that Technology is described inter alia in the Patent Applications;
     WHEREAS, the University, has waived its interest to certain parts of the Technology, inter alia, the multipotent postnatal derived progenitor cells, and that waived part of the Technology (“Company Technology”) is assigned to and owned by the Company; and
     WHEREAS, the remaining part of the Technology (“University Technology”) is owned by the University and ownership of the Company Technology and the University Technology is governed by a separate agreement between the University and the Company; and
     WHEREAS, the University desires to grant to the Company and the Company desires to receive an exclusive license to the University Technology subject to the terms of this Agreement;
     NOW, THEREFORE, the University and the Company agree as follows:
ARTICLE 1 — DEFINITIONS
     1.1 Definitions. Whenever used in this Agreement, unless otherwise clearly indicated by the context, the following terms shall have the meaning ascribed to them in this article 1.1:
     “Affiliate” shall mean any legal entity directly or indirectly controlling, controlled by or under common control with the Company. For purposes of this Agreement, “control” means the (i) direct or indirect ownership of more than fifty percent of the outstanding voting securities of a legal entity, (ii) right to receive more than fifty percent of the profits or earnings of a legal entity, or (iii) right to control the policy decisions of a legal entity.

     “Agreement” shall mean this agreement, entitled Exclusive License Agreement, between the University and the Company entered into on the Effective Date.
     “Common Stock” shall mean the Common Stock of the Company as it exists on the Effective Date, which has no anti-dilution, pre-emptive, or cumulative voting rights provision and as described in the articles of incorporation on file with the Secretary of State of the State of Minnesota.
     “Company” shall mean MCL, LLC, a limited liability corporation organized under the laws of the State of Minnesota.
     “Company Technology” shall mean that part of the Technology that is owned by the Company pursuant to that certain Ownership Agreement dated as of the Effective Date.
     “Effective Date” shall mean the date set forth in the first paragraph of this Agreement.
     “Field of Use” shall mean any and all fields of use, including but not limited to diagnostic, therapeutic and research applications.
     “Licensed Patent” shall mean a Patent that claims as an invention one or more aspects of the Technology.
     “Licensed Product” shall mean any Technology which is within the scope of one or more claims of a Licensed Patent and, but for the license granted in this Agreement, would infringe, constitute contributory infringement, or constitute inducement to infringe of one or more such claims when made by, made for, used, sold, offered for sale, imported, exported, leased, or otherwise disposed of by the Company (or its permitted assignees, sublicensees, or transferees).
     “Net Sales” shall mean the amount invoiced for sales and other dispositions of Licensed Products sold during the Term of this Agreement and the Post-Termination Period, in any arm’s-length transactions to any unrelated third-party transferee in any channels of distribution less the following deductions (i) all trade, quantity, cash or prompt payment discounts or rebates actually allowed, (ii) all credits and allowances actually granted due to rejections, returns, defective Licensed Product, replacements, warranty, outdating, billing errors, and retroactive price reductions, (iii) customs duties and tariffs, (iv) excise, sale, use, turnover, inventory, value-added, foreign withholding, and equivalent taxes or other government charges, but not net income or net profit taxes (v) outbound transportation, insurance charges separately billed to buyer or prepaid, and advertising allowances, (vi) special outbound packing separately billed to buyer or prepaid, (vii) any sales, agents, or brokers commissions paid to non-Affiliates, and (viii) all charges in connection with converting, transmitting, or remitting currency. Sales, credits, refunds, and uncollectable accounts shall be accounted for when recognized by the Company according to generally accepted accounting principles. Shipments between the Company and its Affiliates will not be considered to be sold or otherwise disposed of until they are sold to a third party customer of the Company or of its Affiliates. If a Licensed Product is sold in combination with another component, Net Sales, for purposes of determining royalties on the combination, will be calculated by multiplying Net Sales of the combination by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately and B is the invoice price of any other component(s) in the combination if sold separately. If the Licensed Product and the other component(s) in the combination are not sold separately, Net Sales, for purposes of determining royalties on the combination, will be calculated by multiplying Net Sales of the combination by the fraction C/(C+D), where C is the direct cost of manufacturing the Licensed Product and D is the direct cost of manufacturing any other component(s) in the combination. Cost of manufacturing will be determined in accordance with generally accepted accounting principles. In the event any Licensed Product is leased or sold on an installment basis, Net Sales shall mean the revenue stream as and when recognized as revenue by the Company in accordance with generally accepted accounting principles. Net Sales shall not include any charitable gift by the Company of any Licensed Product or the transfer of Licensed Product to an Affiliate or non-Affiliate for conducting research or product development for the Company’s benefit. Net Sales shall also exclude the transfer of Licensed Product to a research or educational institution for research or educational purposes, provided such transfer was made for no more than de minims consideration.
     “Patent” shall mean any and all issued letters patents, including but not limited to implementation, improvement, addition, utility model, or appearance design patents and inventors certificates, as well as patents that may issue from any divisions, reissues, continuation, renewals, and extension of any of the foregoing.
     “Patent Applications” shall mean the applications listed in Exhibit A.
     “Post-Termination Period” shall mean the one hundred eighty (180) day period commencing on the date of termination of this Agreement as described in article 8.3.
     “Royalty Rate” shall mean [*%].
     “Sublicensees” shall mean any sublicensees of the Company, including Affiliates of the Company.
     “Technology” shall mean Company Technology and University Technology, including but not limited to, multipotent postnatal derived progenitor cells, precursors, progeny or components thereof, products and information obtained from the foregoing, processes and products utilized in production or processing of any of the foregoing, methods of utilizing any of the foregoing, and any Trade Secret Information or know-how relating to the foregoing. The term “Technology” shall also include any invention involving multipotent postnatal derived progenitor cells (a) that is the result of research conducted by or under the direction of Drs. Catherine Verfaillie, Leo Furcht or Morayama Reyes while at the University or is the result of research conducted at the University by a University faculty, staff or student using such cells provided by the University pursuant to sub-article 3.3(a) of this Agreement; (b) that is owned by the University pursuant to its p*olicies and agreements with its employees; and (c) that is disclosed to the University no later than the seventh (7th) anniversary of the Effective Date.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

     “Term” shall mean the period commencing on the Effective Date and expiring upon the occurrence of any of the events set forth in article 2.
     “Territory” shall mean worldwide.
     “Trade Secret Information” shall mean trade secret as defined under the Minnesota Uniform Trade Secrets Act, Minn. Stat. Section 325C.011, et seq.
     “University” shall mean the Regents of the University of Minnesota, a constitutional, educational corporation under the laws of the State of Minnesota.
     “University Technology” shall mean that part of the Technology that is owned by the University pursuant to that certain Ownership Agreement dated as of the Effective Date.
     “Up-Front Payment-In-Kind” shall mean the transfer by the Company to the University of 5% of the Company’s Common Stock.
ARTICLE 2 — TERM
     2.1 Term. The Term of this Agreement shall commence on the Effective Date and, unless terminated earlier as provided in Article 8, this Agreement shall terminate at the end of the life of the last to expire Licensed Patent.
     2.2. Initial Fixed Term. Notwithstanding any provision of this Agreement to the contrary, without the written consent of the University and the Company, the Company shall not terminate this Agreement during the first two (2) years of the Term.
     2.3 Use of Technology Not Covered By Licensed Patent. During and after the expiration of this Agreement, the Company shall continue to have the right to make, have made, use, sell, offer to sell, import, export, lease, or otherwise dispose of any Technology that is not covered by a claim of a Licensed Patent.
ARTICLE 3 — GRANT OF LICENSE
     3.1 The Company’s Rights.
     (a) Subject to the terms and conditions of this Agreement, the University grants to the Company and the Company accepts, an irrevocable, exclusive right and license in any and all Fields of Use, including the right to sublicense to Affiliates or unrelated third parties, to the Licensed Patents and the University Technology to make, have made, use, sell, offer to sell, import and export, lease or otherwise dispose of Licensed Product in the Territory.
     (b) The Company, without the prior approval of the University, may assign this Agreement to another if (i) the Company delivers to the University written notice of the proposed assignment (along with pertinent information about the terms of the assignment and the assignee) at least thirty (30) days prior to the date of the event described below in part ii of this sub-article 3.1(b), and (ii) the assignment is made as a part of and in connection with (a) the sale by the Company of all or substantially all of its assets to a single purchaser, (b) the sale, transfer, or exchange by the shareholders, partners, or equity owners of the Company of a majority interest in the Company to a single purchaser, or (c) the merger of the Company into another corporation or other business entity. Any assignment made in violation of this sub-article 3.1(b) shall be void.
     (c) The Company shall give the University at least ten (10) days advance written notice of any proposed sublicense prior to its execution so that the University may review its proposed terms. Any sublicense granted by the Company to a third party shall be subject in all applicable respects to the terms contained in this Agreement.
     3.2 The United States Government’s Rights. This Agreement, including the grant of license set forth above in sub-article 3.1, may be subject to the applicable terms of the United States laws concerning government funded inventions (including, without limitation, 37 Code of Federal Regulations Sec. 401) and subject to the associated rights of and obligations owed to the federal government of the United States of America for any such portion of the Technology the development of which was supported by United States government funding. As of the Effective Date, to the knowledge of the University the research and development resulting in the creation of Technology was performed with grant rights independent of the normal march-in rights of the federal government of the United States of America. Should the federal government of the United States of America assert any such rights, the University shall fully cooperate with the Company and shall assist the Company to obtain copies of any records relevant to this matter within the control of the University and allow the Company to interview any individual at the University with knowledge relevant to this matter. If in the future during the term of this Agreement, the University accepts funding from the United States government or any other sponsor for research and development of any Technology, the University shall notify the Company within 14 days of such acceptance.
     3.3 The University’s Rights.
     (a) The University reserves an irrevocable, nonexclusive, and transferable (transferable only to the extent as set forth below in this sub-article 3.3(a)) right to the University Technology and the Company grants to the University an irrevocable, nonexclusive, and transferable (transferable only to the extent as set forth below in this sub-article 3.3(a)) right and license to the Company Technology (i) for use by the University for its own non-commercial educational and non-commercial research purposes and (ii) to provide to not-for-profit research institutions and to not-for-profit educational institutions for such institution’s non-commercial educational and non-commercial research purposes, the multipotent post natal progenitor cells; protocols, methods and information related to or derived from the isolation, purification, use and propagation of the cells; protocols, methods and information related to or derived from the differentiation of the cells into various cell types; protocols, methods and information related to or derived from the isolation of purified differentiated cells, and the use of the differentiated cells. This right to use and provide the Technology specifically excludes the right to use or provide for use the Technology for any commercial purposes and for any in vivo use in humans. The University shall not assign the University’s rights granted or reserved in this sub-article

3.3(a) to use or provide the Technology. The University may transfer (i) the Company’s Technology to the extent granted to the University by the Company under this sub-article 3.3(a) and (ii) the University Technology to the extent the University has reserved rights in the University Technology under this sub-article 3.3(a) so long as such transfer is substantially in accordance with the terms of the Material Transfer Agreement, attached to this Agreement as Exhibit C. The University shall provide such Technology only after receiving an agreement substantially in accordance with the terms of such Material Transfer Agreement signed by the institution and the University. The University shall deliver a copy of the signed Material Transfer Agreement to the Company within 14 days after its receipt by the University.
     (b) The University shall have the right to publish or otherwise disclose in writing, information concerning the Technology, except as limited by this sub-article. At least thirty (30) days prior to the publication, presentation, or the disclosure of the Technology, the University shall deliver to the Company a copy of the paper, slides, or other media containing such information to be published, presented or electronically distributed. Upon request made by the Company in writing within such thirty-day period, the University shall withhold publication, presentation, or disclosure of the Technology until after intellectual property protection has been applied for, but in no event shall the University be obligated to so withhold for more than ninety (90) days after the Company has delivered its written request. The University acknowledges the Company’s interest in preserving the patentability of the Technology. Notwithstanding any language in this Agreement to the contrary, the University shall, if the Company requests, prohibit the publication or otherwise disclose any information concerning the Technology if the publication or disclosure would violate the terms of any valid nondisclosure agreement between the Company and the University.
ARTICLE 4 — COMMERCIALIZATION
     4.1 Commercialization. The Company shall use commercially reasonable efforts commensurate with the prevailing industry practices pertaining to the Technology and/or any Licensed Product and the early-stage research and development nature of the Company, to:
     (a) in preparation for meeting with the Food and Drug Administration, initiate a regulatory audit of and provide a written report to the University on the status of the Technology in terms of safety and efficacy within 2 years, which shall include making a reasonable determination whether more animal studies for safety and efficacy are needed and the general nature of these studies.
     (b) submit an application to the Food and Drug Administration for use of the Technology as an orphan drug within 4 years.
     (c) submit an IND application to the Food and Drug Administration for use of the Technology in a selected therapeutic category within 6 years and commence clinical trails as soon as practical once the IND has been approved.
     (d) commercialize a Licensed Product within 10 years.

     (e) satisfy one of the following fund raising milestones:
(i)	raise two hundred fifty thousand dollars ($250,000) over and above the Company capitalization existing as of the Effective Date, either singularly or a combination thereof from venture capital firms, investment banks, corporate partners, private investors or SBIR grants within 2 years, or

(ii)	make an R&D investment in the University’s stem cell research laboratory of which Catherine Verfaillie is the head of at least two hundred fifty thousand dollars ($250,000) within 2 years.
     All dates referenced in milestones 4.1 subsections a-e commence on the Effective Date
     4.2 Covenants Regarding the Manufacture of Licensed Products. The Company, its assignees, or its Sublicensees will employ commercially reasonable efforts commensurate with the prevailing industry practices pertaining to the Technology and/or the Licensed Product to minimize Licensed Products that are defective in design or manufacture. The Company, its assignees, or its Sublicensees will manufacture, sell, or transfer Licensed Products that comply with all applicable federal and state law, including all federal export laws and regulations. The Company shall, and it shall require and cause any assignees or Sublicensees to, manufacture Licensed Products in the United States of America if (a) the Licensed Product is to be sold in the United States of America and (b) the Licensed Product embodies or is produced through use of an invention which is subject to the rights of the federal government of the United States of America, as described above in sub-article 3.2, unless the Company is granted a waiver of these restrictions by the United States of America.
     4.3 Commercialization Reports. Throughout the Term and during the Post-Termination Period, the Company shall deliver to the University along with the Report described below in article 5.2, a written annual report describing the Company’s efforts and plans to achieve the commercialization goals set forth in sub-article 4.1.
     4.4 Use of the University’s Name and Trademarks or the Names of University Faculty, Staff or Students. Unless required by law or an order of a court or governmental agency, the Company shall not use the name or trademarks of the University in promoting or advertising the Company or any product of the Company without the University’s prior written approval. The Company may use the name of any of the University’s faculty, staff, or student body members, upon obtaining such members’ written approval. Notwithstanding this provision, the Company and its employees shall have the right to make truthful, fair, good faith, non-promotional statements about the Technology, including the identity of the University and any individuals involved with the Technology.
     4.5 Press Release. The University and the Company will issue, within 45 days following execution of this Agreement, a joint press release announcing that the University has entered into an agreement granting an exclusive, worldwide license of the University Technology to the Company. Such press release will be reviewed and agreed to by both the University and the Company prior to release. The financial terms of this Agreement shall remain confidential unless required by law or by an order of a court of competent jurisdiction or other governmental agency to be disclosed. At any time after the joint release of such press release, the Company shall have the right to disclose any and all information about this Agreement, including its terms, to any other person or to the public.
ARTICLE 5 — PAYMENTS, REIMBURSEMENTS, REPORTS AND RECORDS
     5.1 Payments.
     5.1.1 Up-Front Payment-In-Kind. Within thirty (30) business days of the Effective Date, the Company shall deliver to the University the Up-Front Payment-In-Kind. The University shall enter into the Company’s Subscription Agreement, attached to this Agreement as Exhibit D, prior to delivery of the Company’s shares of Common Stock.
     5.1.2 Royalty Payments On Net Sales. Within 60 days after the last day of a calendar quarter during the Term and during the Post-Termination Period, the Company shall deliver to the University its check for royalty payments on Net Sales in an amount equal to the Royalty Rate multiplied by the Net Sales of Licensed Products sold, leased, or otherwise disposed of to a third party that is not an Affiliate of the Company less (a) the amount of any fees (such as awards or settlement amounts payable to third parties for past infringement as a result of a credible threat of litigation or actual litigation) and (b) any lump sum and/or periodic royalties the Company shall be required pay to any third party to license intellectual property rights, including but not limited to any patent rights as either (i) a result of patent infringement litigation against the Company as referred to in Article 7.2, or (ii) that are necessary or commercially desirable to permit the Company to manufacture, sell, lease, or otherwise dispose of Product. The deduction from royalty payments on Net Sales in connection with any fees, lump sums, or periodic royalties to any third party shall not exceed the aggregate of the lesser of 1/2 of the royalty paid by the Company to any such third party or [*%] of Net Sales of any such third party, otherwise due the University if no such deduction were allowed.
     5.1.3 Sublicense Payments. In the event of any sublicenses by the Company to a third party that is not an Affiliate, the Company shall pay a royalty to the University in the amount of the lesser of 1/2 of the royalty paid to the Company by such Sublicense or [*]% of Net Sales of such Sublicensee, if and when the Company actually collects a royalty payment on such Net Sales. The Company shall pay to the University [*%] *of any cash payments (if such payments are not based upon a royalty on Net Sales of Product of the Sublicensee) the Company receives from the sublicense, if and when such cash payments are paid to the Company. Since the University will share any benefit that inures to the Company due to the University’s ownership of Common Stock (the University’s Up-Front Payment-In-Kind) in the Company, the Company shall not be obligated to pay a percentage of or share with the University any (i) equity in a Sublicense received by the Company from any Sublicensee, (ii) equity investment a Sublicensee makes in the Company, or (ii) cash received by the Company for research,

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

development, clinical studies, and Licensed Products and/or cells produced for the Company or Sublicensee for research studies that will benefit the Company. Notwithstanding that the Company is not obligated to pay a percentage of or share with the University any equity or cash as set forth in the previous sentence, in the event the Company (i) assigns this Agreement in connection with a transaction described in sub-article 3.1(b) or (ii) assigns substantially all of its rights in the Technology and Licensed Patents to a third party or enters into a transaction that is tantamount to such, the University shall receive a share of any equity received by the Company in exchange for such assignment. The University’s percentage share of the equity shall be equal to the University’s percentage share of its equity in the Company on the date of such assignment.
     5.1.4 Licensed Product Covered by Valid and Subsisting Claim. Royalty payments under sub-article 5.1.2 and sublicense payments under sub-article 5.1.3 shall be due only for Net Sales of Licensed Product covered by a valid and subsisting claim of a Licensed Patent. Royalty payments and sublicense payments shall not be due for Net Sales of any product covered only by a claim of a pending application.
     5.1.5 Currency and Checks. All computations and payments made under this agreement shall be in United States dollars. For purposes of determining the dollar value of transactions conducted in non-United States dollar currencies, the exchange rate for the currency in dollars shall be the rate set by Citibank, N.A., in New York, New York on the last business day of the month in which the transaction was entered into. All checks to the University shall be made payable to the “Regents of the University of Minnesota” and shall be sent to the address specified in article 12.10 of this Agreement.
     5.2 The Company’s Reports. Within 60 days after the last day of a calendar quarter during the Term and the Post-Termination Period, the Company shall deliver to the University a written report (a copy of the form of which is attached to this Agreement as Exhibit B) recounting the number and Net Sales amount (expressed in U. S. dollars) of all sales, leases or other dispositions of Licensed Products during such calendar quarter. The Company shall deliver such written report to the University even if the Company is not required to pay to the University a payment for sales, leases or other dispositions of Licensed Products during the calendar quarter.
     5.3 Records Retention and Audit Rights.
     5.3.1 Throughout the Term, the Post-Termination period, and after the Post-Termination period, the Company, at its expense, shall keep and maintain for a period of three (3) years complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the Term and the Post-Termination period. The Company may discard any records older than three (3) years.
     5.3.2 On behalf of the University an independent certified public accountant, at the University’s expense except as set forth below in this sub-article 5.3.2, shall have the right to inspect and audit, once each year, the Company’s records referred to in sub-article

     5.3.1 at the Company’s address as set forth in article 12.10 or such other location as the University and the Company shall mutually agree during the Company’s normal business hours. If the independent certified public accountant, in accordance with the results of such inspection and audit, determines that the Company has underpaid amounts owed to the University by at least 5% percent or $42,000, whichever is smaller, in any annual reporting period, the Company shall reimburse the University for all of the University’s reasonable expenses to the accountants to inspect and audit such records.
     5.4 Interest. Interest computed at six percent (6%) per annum shall accrue on all unpaid amounts to the University under this Agreement, commencing on the date payment for such amount was due and owing.
ARTICLE 6 – PATENT APPLICATIONS AND PATENTS
     6.1 Pre-License Patent Filings. The University and the Company acknowledge that as of the Effective Date, no Patents have issued on any of the Patent Applications. The University and the Company each acknowledge that it has reviewed the Patent Applications and that neither the University nor the Company has any basis to challenge or dispute the work product of any of the Patent Applications. In connection with the filing and prosecution of the Patent Applications and of any other patent applications filed pursuant to this Agreement, the Company shall pay for all costs, including attorney’s fees, related to the Patent Applications and such other patent applications.
     6.2 The Filing and Prosecution of Patent Applications Covering the Technology During the Term of this Agreement. At this time and in the future, the Company, at its discretion, shall determine if it will file a patent application on any of the Technology; in which countries to file a patent application; if it will continue to prosecute any patent application; or whether to pay or continue to pay any maintenance fees on any Licensed Patents; and, subject to the terms of sub-article 7.1 of this Agreement, whether to commence and or settle any patent infringement litigation involving any Licensed Patent. The Company, in consultation with and the reasonable approval of, the University, shall choose patent counsel to prepare and prosecute or continue to prosecute any foreign or domestic patent application covering the Technology; provided, however, the Company’s determination as to the expertise of a particular attorney to prosecute a patent application shall be accorded great weight in the decision to select and retain counsel. The Company shall pay all costs, including attorney’s fees, associated with prosecution of any patent applications, incurred during the Term.
     The University shall throughout the Term of the Agreement cause its employees, faculty, staff and students who are conducting research, development or other inventive work and others under such an obligation to the University to disclose to the University inventions that are or reasonably could be deemed to be within the definition of Technology as used in this Agreement and to assign to the University rights in such invention such that the Company shall receive, by this Agreement, the license agreed to be granted to the Company.
     The University shall inform the Company 30 days prior to any event -including but not limited to, any publication or public display of an aspect of the Technology not previously published or publicly displayed- that would statutorily bar the Company from filing a patent application on that aspect of the Technology in the United States of America or any other country. If the Company declines to file a patent application on any Technology, it shall so inform the University. The University shall have the option to file a patent application on such Technology at the University’s expense. The University shall own any patent that issues on such patent application without any obligation to license any such patent to the Company.
     The University and the Company shall inform each other, from time to time and within a reasonable time, of the status of any patent application not yet filed but in progress and the subsequent prosecution of the patent application, including delivering to the each other pertinent notices, written and oral communications with governmental officials, and documents. Each, if they wish, may comment on the drafting of any patent application and on the prosecution of the patent application, which the other, in good faith, shall consider.
     6.3 Company’s Right to Monitor Technology. The University shall use reasonable efforts to provide the Company with access to the Technology created during the Term of this Agreement for the purpose of monitoring and reviewing the progress and results of the Technology, including but not limited to, facilitating the Company to meet on a monthly basis with University employees, faculty, staff, and students conducting the research and development of the Technology.
ARTICLE 7 — INFRINGEMENT
     7.1 Third Party Infringement of the Patent.
     7.1.1 Notice of Third Party’s Infringement. In the event the University or the Company learns of substantial, credible evidence that a third party is making, having made, using, selling or importing a product in the Field of Use and in the Territory that infringes any Licensed Patent, the University or the Company, as the case may be, having such evidence shall promptly deliver written notice of possible infringement to the other, describing in detail the information suggesting infringement.
     7.1.2 The Company’s Authority.
     (a) The Company shall have the sole discretion and authority for the enforcement of all rights relating to a Licensed Patent. Upon the delivery of the notice described above in sub-article 7.1.2, the Company shall within 18 months thereafter complete its investigation of the matter and inform the University of its decision whether or not to commence litigation against the third party to enjoin the third party from infringing the Licensed Patent and/or to seek compensation for the acts of infringement and reimbursement for related costs and expenses; to enter into a sublicense agreement with the third party; or to settle the matter with the third party. If the Company’s decision is not to commence litigation and it has not settled the matter with the third party or entered into a sublicense agreement with the third party, the University shall have the right to commence litigation at its sole expense and shall be entitled to any and all proceeds or awards of monetary damages for past infringement resulting from such litigation. If the Company’s decision is to commence litigation, both the Company and the University shall each have the right to fund a percentage of the cost of litigation and to share in any and all proceeds or awards of monetary damages for past infringement resulting from such litigation in direct proportion to their respective funding share of the litigation. The funding share shall not exceed 50% for the Company and 50% for the University, but in the event one of the parties agrees to a percentage share less than its maximum of 50%, the other party shall have the right to fund the litigation by a percentage share equal to 100% less the other parties agreed to funding share. If the total of agreed to funding shares of the University and the Company is less than 100%, neither party shall be required to pursue the litigation. If, during the Company’s 18 month investigative period, the Company sublicenses the Licensed Patents and/or the Technology to a third party and/or enters into a settlement agreement with a third party and thereby receives any lump sum cash payment, then the University shall be entitled to [*%]* of any such lump sum cash payment (after deduction of attorneys fees and out-of-pocket costs incurred by the Company in connection with the settlement or the sublicense). In the event any on-going royalties based on Net Sales of a third party, as referred to in the previous sentence, are to be paid to the Company for future use of the Technology and/or the Licensed Patents, pursuant to a sublicense agreement or settlement, the University shall be paid in accordance with sub-article 5.1.3, except that the Company shall retain all on-going royalties based on Net Sales of such third party until all of the Company’s attorneys fees and out-of-pocket costs incurred in connection with the sublicense or settlement (which fees and costs during the Company’s 18 month investigative period have not been previously recouped based upon the circumstances set forth in the previous sentence) are recouped. The Company may consider when making its decision to (i) initiate any litigation, (ii) settle any claim it may have against a third party prior to or during litigation, or (iii) sublicense such third party prior to or during litigation, whether the cost-benefit and risk-reward ratios of doing so are favorable to the Company.
     (b) Suit jointly by the Company and the University.
     If it is legally required that the University join in any litigation, the University shall do so as a co-party with the Company. A reasoned opinion of the Company’s patent infringement counsel that the University is a necessary party shall be an adequate basis to require the University to join as a co-party in the litigation. The University and the Company shall, in good faith, make reasonable efforts to agree upon counsel to represent them jointly in the action. Unless the University otherwise agrees in writing, the Company shall pay all reasonable and necessary attorney fees and court costs of such joint engagement. Notwithstanding the previous sentence if the University has chosen to participate in the litigation pursuant to sub-article 7.1.2(a), the Company shall not be obligated to pay any such fees and costs. In the absence of an agreement on joint engagement of counsel, the University and the Company, at the sole expense of each for its respective counsel, may engage separate counsel to represent it in the action. In any

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

litigation involving the Licensed Patents, the University shall cooperate with the Company.
     7.2 The Company’s Alleged Infringement.
     7.2.1 Notice and Investigation of Alleged Infringement. In the event the University learns of substantial, credible evidence that the Company’s manufacture, sale, lease, or other disposition of Licensed Products potentially or likely infringes the patent rights of a third party, the University shall promptly thereafter deliver written notice of the possible infringement to the Company, describing in detail the information suggesting such infringement.
     7.2.2 Settlement and Defense. If the University or both the University and the Company are named as parties in a third party’s infringement action based upon acts of the Company, the Company shall defend the University and the University shall cooperate with the Company in the defense of the action. The University and the Company shall mutually agree upon the terms of any settlement of the third party’s claims arising out of the manufacture, sale, offer for sale, use, lease or other disposition of Licensed Products, if the settlement would require the University to pay any sum of money or be restrained in any way. The Company shall have no obligation to defend the University against any claim by a third party that is based on acts by the University.
ARTICLE 8 — TERMINATION
     8.1 By the University.
     8.1.1 The following events shall constitute an event of default by the Company:
(i)	if royalties due the University are unpaid and overdue pursuant to this Agreement; or

(ii)	if the Company fails to perform a material term of this Agreement.
     8.1.2 Upon the occurrence on an event of default by the Company, the University shall deliver to the Company a written notice of default. The University may terminate this Agreement and the Company’s right to use the Licensed Patents by delivering to the Company a written notice of termination if the default set forth in sub-article 8.1.1.1(i) has not been cured in full within 30 days of the delivery to the Company of the notice of default or if the default set forth in sub-article 8.1.1.1(ii) has not been cured in full within 60 days of the delivery to the Company of the notice of default.
     8.2 By the Company. The Company may terminate this Agreement at any time after the expiration of the period described in article 2.2, by delivering to the University a written notice of termination at least 60 days prior to the effective date of termination.
     8.3 Post-Termination Period. Even after the termination under sub-articles 8.1.2, 8.2, or 8.4 of this Agreement, the Company may sell, offer for sale, lease, or otherwise dispose of

Licensed Products in the Territory, provided the Licensed Products were manufactured or were in the process of being manufactured prior to the effective date of termination of this Agreement. Otherwise, the Company shall not make, have made, use, sell, offer to sell, import, export, lease, or otherwise dispose of any Licensed Products in a manner that would infringe the claims of any Licensed Patent after the effective date of termination of this Agreement.
     8.4 Bankruptcy. The University may terminate this Agreement at any time should the Company cease operations, be adjudicated by a United States Bankruptcy court to be bankrupt, make a general assignment for the benefit of its creditors, or permit the appointment of a receiver for its business or assets.
ARTICLE 9 — RELEASE, INDEMNIFICATION AND INSURANCE
     9.1 The Company’s Indemnification. Throughout the Term and thereafter, the Company shall indemnify, defend, and hold the University harmless from all suits, actions, claims, liabilities, demands, damages, losses, or reasonable and necessary expenses (including reasonable attorney’s fees and investigative expenses), relating to or arising out of the Company’s acts relating to the manufacture, use, lease, sale, or other disposition of Licensed Product by the Company, including, without limitation, breach of contract, warranty, and products liability claims relating to Licensed Product.
     9.2 The University’s Indemnification. Subject to the limitations on liability set forth in article 11, throughout the Term and thereafter, the University shall indemnify, defend and hold the Company harmless from all suits, actions, claims, liabilities, demands, damages, losses or expenses (including reasonable attorney’s fees and investigative expenses), relating to or arising out of the University’s breach of the express warranties set forth in article 10.
     9.3 The Company’s Insurance.
     9.3.1 Commencing with the onset of human clinical trials by the Company and throughout the remainder of the Term, the Company shall maintain in full force and effect comprehensive general liability (CGL) insurance, with an aggregate claim limit of $1,000,000 and a single claim limit of $500,000. Prior to the sale by the Company of a Food and Drug Administration approved Licensed Product, the University and the Company shall mutually agree upon commercially reasonable insurance limits for such a product and upon such agreement, the Company shall amend the limits set forth in the first sentence to such new agreed upon limits. Such insurance policy shall include coverage for claims that may be asserted by the University against the Company under articles 9.1 and for claims by a third party against the Company or the University arising out of purchase or use of a Licensed Product. Such insurance policy shall name the University as an additional insured. Upon receipt of the University’s written request, the Company shall deliver to the University a copy of the certificate of insurance for such policy.
     9.3.2 The provisions of Article 9.3.1 shall not apply if the University agrees in writing to accept a self-insurance plan of the Company as adequate insurance.

ARTICLE 10 — WARRANTIES
     10.1 Authority. The University and the Company each represent and warrant to the other that it has full corporate power and authority to execute, deliver, and perform this Agreement and no other corporate proceedings are necessary by it to authorize the execution or delivery of this Agreement.
     10.2 Exclusive Rights. The University warrants that except for the possible rights of the federal government as described in sub-article 3.2, to the best of its knowledge, the University owns or has acquired the exclusive rights (including all patent and other intellectual property rights) in the University Technology.
     10.3 Disclaimers.
     10.3.1 EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLE 10, THE UNIVERSITY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING THE TECHNOLOGY, THE PATENT APPLICATIONS, THE LICENSED PATENTS, AND ANY LICENSED PRODUCTS INCORPORATING THE TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.
     10.3.2 The University expressly disclaims any warranties and makes no representations:
(i)	that the Patent Applications and any other patent applications filed by the Company pursuant to this Agreement will be approved by any patent office of any nation or that a patent will issue;

(ii)	concerning the validity or scope of any Licensed Patent that may be issued; or

(iii)	that the manufacture, use, sale, lease, importation or other disposition of Licensed Products will not infringe a third party’s patent or violate its intellectual property rights.
     10.3.3 Notwithstanding sub-article 10.3.2, the University represents and warrants that it will cooperate with the Company in the prosecution and maintenance of any Patent Application and any other patent applications filed pursuant to this Agreement after the Effective Date and that the University will promptly bring to the attention of the Company prior art or other information that the University becomes aware of and that would adversely affect the patentability of any Patent Application or such patent application or the validity and/or enforceability of any Licensed Patent.

ARTICLE 11 — DAMAGES
     11.1 Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL THE UNIVERSITY OR THE COMPANY BE LIABLE TO THE OTHER FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA, ANY OTHER RELIANCE OR EXPECTANCY, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.
     11.2 Damage Cap. IN NO EVENT SHALL THE UNIVERSITY’S OR THE COMPANY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF ROYALTIES PAID TO THE UNIVERSITY UNDER ARTICLE 5.1 OF THIS AGREEMENT. THIS LIMITATION SHALL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.
ARTICLE 12 — MISCELLANEOUS PROVISIONS
     12.1 Amendment and Waiver. This Agreement may be amended from time to time only by a written instrument signed by the University and the Company. No term or provision of this Agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.
     12.2 Assignment. Except as provided in Article 3.1(b) of this Agreement, the Company shall not assign or delegate its duties under the terms of this Agreement, unless the University consents to the assignment or delegation. Any assignment or delegation made in violation of this sub-article 12.2 shall be void. Absent the consent of the University, an assignment or delegation shall not release the Company from its obligations under this Agreement.
     This Agreement shall inure to the benefit of the Company and the University and their respective permitted assignees and sublicensees.
     12.3 Applicable Law. The internal laws of the state of Minnesota shall govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles of the state of Minnesota.
     12.4 Minnesota Government Data Practices Act and Trade Secret Information. The University and the Company acknowledge that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes, §13.01 et seq. (the “Act”). The University and the Company further acknowledge that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information which the University shall have collected, created, received, maintained, or disseminated. The University and the Company further acknowledge that in connection with the performance of this Agreement, the Company may deliver to the University certain Trade Secret Information, which the Company deems proprietary and confidential. In the event the University receives a request under the Act for the inspection of information collected, created, received, maintained or disseminated, including but not limited to any Trade Secret Information, the University shall promptly notify the Company of such request and shall refuse to disclose such information. In no event shall the University be required to commence any action to prohibit the inspection and copying of any such information. However, the University shall cooperate with the Company if the Company commences or defends any action to prohibit such inspection or copying. The Company shall reimburse the University for any of the University’s reasonable and necessary expenses resulting from such cooperation. The Company shall defend, indemnify, and hold harmless the University and each of its regents, officers, employees and agents from and against any claim, suit, demand, or expense (including reasonable attorney’s fees and investigation expenses) that arose out of or are related to the Company’s request that the University refuse to divulge any such information. If the University complies with the requirements of this sub-article 12.4, the Company for itself and its employees and agents waives any claim or cause of action of whatever nature against the University and each of its regents, officers, employees, and agents that arose out of or is related to a request to inspect or copy any such information and the University shall not be liable to any person for any expenses or damages, including, but not limited to, consequential, special, or incidental damages, or lost profits, in connection with the inspection or copying of any such information.
     To the extent permitted by law, the University shall hold in confidence and disclose only to University employees, faculty, staff and students who need to know the reports and other information described in sub-articles 4.1(a)-(c), 4.3, 5.2, and 5.3. No provision of this Agreement shall prohibit, limit, or condition the University’s right to use and disclose any information in connection with enforcing this Agreement, in court or elsewhere.
     12.5 Construction. The headings preceding and labeling the articles of this Agreement are for the purpose of identification only and shall not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used in this Agreement and where necessary, the singular shall include the plural and vice versa, and masculine, feminine and neuter expressions shall be interchangeable.
     12.6 Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid or void, such determination shall not impair the enforceability of any of the remaining provisions and such provisions shall remain in full force and effect.
     12.7. Entire Agreement; No Third Party Beneficiaries. This Agreement is intended by the University and the Company as the final and binding expression and the complete and exclusive statement of the terms of their agreement with respect to the subject matter of this Agreement. This Agreement cancels, supersedes, and revokes all prior negotiations, representations, and agreements between the University and the Company, whether oral or written, relating to the subject matter of this Agreement. Notwithstanding the preceding two sentences, that certain Ownership Agreement between the University and the Company also dated as of the Effective Date of this Agreement shall be a part of this Agreement to the extent set forth in that certain Ownership Agreement.

     No provision of this Agreement, express or implied, is intended to confer upon any person other than the University and the Company any rights, remedies, obligations, or liabilities under this Agreement.
     12.8 Language and Currency. Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that the University and the Company are required by the terms of this Agreement to deliver to the other shall be in English, and all notices, reports, and other documents and instruments detailing Net Sales shall be United States dollar denominated.
     12.9 Notices/Administration. All notices, requests, and other communications that the University and the Company are required to deliver shall be in writing and shall be delivered personally or by facsimile (provided such delivery is confirmed) or by a recognized overnight courier service or by United States mail, first-class, certified, or registered, postage prepaid, return receipt requested, to the other at its address set forth below in this sub-article 12.9 or to such other address as may be designated by notice given pursuant to this article:

If to the University:	Patent and Technology Marketing
University of Minnesota
Attention:
University Gateway Center, Suite 450
200 Oak Street S. E.
Minneapolis, MN 55455
Facsimile No.: (612) 624-6554

If to the Company:	MCL, LLC
Attention: Leo T. Furcht, MD, and President
2100 West 21st St.
Minneapolis, MN 55405
Facsimile No.:
     12.10 Relationship of Parties. In entering into, and performing their duties under this Agreement, the University and the Company are acting as independent contractors and independent employers. No provision of this Agreement shall create or be construed as creating a partnership, joint venture, or agency relationship between the University and the Company. Neither the University nor the Company shall have the authority to act for or bind the other in any respect.
     12.11 Survival. Upon termination or expiration of this Agreement, the Company’s obligations that accrued prior to the effective date of termination or expiration of this Agreement (e.g., the obligation to report and make payments of royalties on Net Sales) and the obligations specified in Article 5.3 of the Agreement shall survive.
     12.12 Collection Costs and Attorney’s Fees. If the University or the Company shall fail to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other may recover from the non-performing breaching party all its necessary and reasonable costs, including reasonable attorneys fees and investigative fees, to enforce the terms of this Agreement.
     12.13 Forum Selection. A suit, claim or other action to enforce the terms of this Agreement shall be brought exclusively in the District Court of Hennepin County, Minnesota. The University and the Company submits to the jurisdiction of that court and waives any objections either may have to that court asserting jurisdiction over the University and the Company or either’s assets and property.
     IN WITNESS WHEREOF, the University and the Company have caused this Agreement to be duly executed by their respective authorized representatives.

REGENTS OF THE UNIVERSITY OF MINNESOTA

By:

Anthony L. Strauss
Acting Assistant Vice President for
Patent & Technology Marketing

MCL, LLC

By:

Leo Furcht
President

EXHIBIT A TO EXCLUSIVE LICENSE AGREEMENT

Application Number	Filing Date
60/147,324	8/5/99
60/164,650	11/10/99
PCT/US00/21387	8/4/00
AU 66218/00	2/14/02
CA national phase	2/4/02
EP national phase	3/5/02
IL 147990	2/4/02
IN national phase	2/28/02
JP 2001-515800	2/5/02
NZ 517002	2/4/02
SG 200200649-2	2/4/02
US 10/048,757	2/1/02
ZA 2002/1125	2/8/02
60/268,786	2/14/01
60/269,062	2/15/01
60/310,625	8/7/01
60/343,386	10/25/01
PCT/US02/	2/14/02

A-1

Exhibit B to Exclusive License Agreement
University of Minnesota

Patents and Technology Marketing	450 University Gateway
200 Oak Street SE
Minneapolis, MN 55455-2070
Royalty Report
Date
Company Name & Address
License Number

Reporting Period:	Report Due Date:
This report must be submitted regardless of whether royalties are owed.
Please do not leave any column blank. State all information requested below.

U of M			Quantity/
Docket #	Product Description	Royalty Rate	Net Sales	Royalty Due

Report Completed by:	Total Royalties Due:

Telephone Number:

If you have questions please contact:	Julie Hodder
612-625-4537
hodde001@ptm.umn.edu
Please make check payable to: Regents of the University of Minnesota

EXHIBIT C TO EXCLUSIVE LICENSE AGREEMENT

For Internal University Use Only

PTM Docket Number(s):

MATERIAL TRANSFER AGREEMENT
     THIS AGREEMENT (the “Agreement”) is dated and effective as of the date of last signature hereto, and is made by and among the Regents of the University of Minnesota, a constitutional educational corporation under the laws of the state of Minnesota, having an office at 450 McNamara Alumni Center, 200 Oak Street SE, Minneapolis, Minnesota 55455-2070 (the “University”), and the Institution (the “Institution”) and Scientist/Researcher (the “Researcher”) each as identified in section 1 of Schedule A. The Institution and Researcher are collectively referred to as the “Recipient”.
     The parties agree that:
1. Delivery of the Biological Material. Subject to the terms of this Agreement, the University shall deliver to the Researcher the multipotent post-natal progenitor stem cell line materials identified in Schedule A (the “Biological Material”) to the address set forth in section 2 of Schedule A. Additionally, the University, at its option, may disclose to Recipient know-how or other information related to the Biological Material, including but not limited to, protocols, methods and information related to or derived from the isolation, purification, use and propagation of the multipotent post-natal progenitor cells; protocols, methods and information related to or derived from the differentiation of such cells into various cell types; protocols, methods and information related to or derived from the isolation of purified differentiated cells, and the use of the differentiated cells. All such Biological Materials and Know-how or other information, and all copies thereof (including materials resulting from propagation of the Biological Material) shall be deemed “Confidential Information” for purposes of this Agreement. Confidential Information shall be used only in connection with the permitted use of the Biological Material, and its use shall be limited in the same fashion and subject to the same terms, conditions and restrictions as those set forth for the Biological Material in this Agreement.
2. Use of the Biological Material and the Confidential Information.
     2.1. The University grants Recipient a limited nonexclusive license to use the Biological Material and Confidential Information solely for non-commercial research and academic purposes within the United States and solely in accordance with the terms in this Agreement. The Biological Material and Confidential Information shall only be used in connection with the research project described in Schedule B (the “Research Project”) and only under the direction of Researcher in Researcher’s laboratory facilities identified in Schedule B. The Biological Material and Confidential Information shall not be transferred to any other facilities, shall not be taken, shipped, communicated or otherwise transferred outside of the

United States and shall be only used in conformance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all such related to exports from the United States, and all applicable policies and procedures of the Institution.
     2.2. The Biological Material shall not be used for any human diagnostic or human in vivo therapeutic purpose, including, but not limited to, the use of the Biological Material in human or non-human embryos.
     2.3. The Biological Material and the Confidential Information shall not be delivered to, nor shall access to such be provided to, any person unless that person is working at the Institution under the Researcher’s direct supervision on the Research Project and is bound by a written obligation of confidentiality with respect to the Biological Material and the Confidential Information or is likewise bound by an obligation of confidentiality under the Institution’s written policy regarding confidentiality. Each person who is to receive the Biological Material and/or Confidential Information shall be notified of his or her obligations of confidentiality by Recipient prior to being provided with the Biological Material or Confidential Information. At no time may the Biological Material nor the Confidential Information be provided to any guest or visitors (including for example visiting professors, post doctoral students, graduate students and students) to the laboratory of the Researcher or the Institution without the execution of a written agreement by the guest or visitor to be bound by the terms of this Agreement.
     2.4. Except for projects sponsored solely by the National Institutes of Health pursuant to which the federal government of the United States of America under 37 CFR 401 et seq. has rights as described in this section, the Biological Material and/or the Confidential Information shall not be used in any research project under which a third party has been, or will be, granted any rights of whatever nature, including, without limitation, license, option or first refusal rights, in inventions or the results of the research project.
     2.5. The Researcher shall have primary responsibility for monitoring use of the Biological Material and the Confidential Information and for ensuring conformance with the terms of this Agreement. The Institution shall at all times remain responsible for use of the Biological Materials and Confidential Information by Researcher and any individual who may receive access to the Biological Material and Confidential Information as a result of this Agreement or as a result of any breach of this Agreement.
3. Inventions.
     3.1. The Institution shall promptly disclose to the University each invention (“Biological Material Invention”) conceived of and/or reduced to practice using the Biological Material or Confidential Information, whether or not patentable. Disclosure of each such Biological Material Invention to the University shall include tangible samples of the invention which shall be delivered to the University. At least thirty (30) days prior to the filing of any and all applications seeking patent or other intellectual property protection for Biological Material Inventions, the Institution shall deliver a copy of such application to the University for its review and comment.

     3.2. The inventorship of each Biological Material Invention shall be determined under the federal patent laws of the United States of America.
     3.3. With respect to each jointly owned Biological Material Invention, the Institution hereby grants the University an irrevocable, freely assignable and sublicensable, fully paid up, worldwide exclusive license in all fields of use to all the Institution’s intellectual property rights (including American and foreign patent rights) in each such Biological Material Invention. The University and the Institution shall enter into an interinstitutional agreement for the marketing and licensing of the Biological Material Invention. Such agreement shall provide, unless the parties otherwise mutually agree, that the University and the Institution shall share equally the net revenues earned from the licensing of such Biological Material Invention to third parties and that the University shall have primary right and responsibility for marketing such Biological Material Invention and the right to prosecute and maintain all applications for intellectual property protection of such inventions world-wide including but not limited to patents. The Parties agree to negotiate in good faith and to use their best efforts to enter into and execute such an agreement within one hundred and eighty (180) days of the disclosure of each Biological Material Invention.
     3.4. With respect to Biological Material Inventions owned by the Institution, the Institution hereby grants the University an exclusive, irrevocable, freely assignable, fully paid up, option to obtain a worldwide exclusive license in all fields of use to the Institution’s intellectual property rights (including American and foreign patent rights) in each such Biological Material Invention (the “Option”). The Option shall be exercisable for each Biological Material Invention basis during the one hundred twenty day period following disclosure of the Biological Material Invention to the University (the “Option Period”). The University may exercise the Option during the Option Period, by providing notice in writing to the Institution of its desire to exercise the Option. The Option shall expire if it is not exercised within the Option Period. Upon exercise of the Option by the University, the parties shall negotiate in good faith and use their best efforts to execute a license agreement with respect to the Biological Material Invention within one hundred and eighty (180) days of the University’s exercise of the Option. In the event that the University does not exercise its Option, the Institution further grants the University an irrevocable, freely assignable right of first refusal with respect to the Biological Material Invention and all intellectual property rights therein such that prior to the Institution’s granting to any third party a license to the subject invention, the Institution will provide the University with notice of the proposed license including the terms thereof. Within fifteen (15) days of receiving such notice, the University may exercise its right of first refusal by providing the Institution with written notice of its desire to enter into a license on the same terms. If the right of first refusal is exercised, the parties agree to negotiate in good faith and to use their best efforts to execute such a license within a reasonable time. In no event shall the institution enter into a license agreement regarding, assign, sell, or otherwise transfer, a Biological Material Invention and/or the intellectual property rights therein to a third party on terms more favorable to the third party than those offered to the University without first offering such terms to the University.
     3.5. Notwithstanding the terms of sections 3.4 and 3.5, the Institution shall grant to the University a nonexclusive, irrevocable license to make and use each Biological Material Invention for non-commercial research and academic purposes.

4. Publishing and Reports.
     4.1. The Researcher shall have the right to publish, present or otherwise disclose information concerning the Biological Material (“Biological Material Information”), except as limited by the confidentiality provisions of section 6 of this Agreement and by the terms of this section 4. At least thirty (30) days prior to the publication, presentation or disclosure of any Biological Material Information, the Researcher shall deliver to the University (to Patents and Technology Marketing, Attn. Director, Health Technologies Marketing, 450 McNamara Center, 200 Oak Street SE, Minneapolis, MN 55455) a copy of all papers, slides or other items containing such information to be published. If requested by the University, the Researcher shall withhold publication, presentation or disclosure of the Biological Material Information until after intellectual property protection has been applied for, but in no event shall the Researcher be obligated to so withhold for more than ninety (90) days after the University has delivered its written request. The University shall hold in confidence the materials delivered by the Researcher under this section.
     4.2. For so long as this Agreement shall remain in effect, within fifteen (15) days of each anniversary of the commencement of this Agreement, the Researcher shall provide to the University a written report describing all research carried out with the Biological Materials and the Confidential Information under the Researcher’s direction within the preceding year. Additionally, the Researcher shall provide a similar report within thirty (30) days of any termination or expiration of this Agreement which provides the details of all research performed with the Biological Materials and the Confidential Information provided to Recipient under this Agreement.
5. The University’s Use of the Biological Materials. No provision of this Agreement limits, conditions or otherwise affects the University’s right (i) to use the Biological Material or the Confidential Information, (ii) to deliver the Biological Material or the Confidential Information to a third party, or (iii) to grant a third party an exclusive or nonexclusive license or other right to the Biological Material.
6. Confidentiality and the Confidential Information.
     6.1. For purposes of this Agreement, the term “Confidential Information” refers to any nonpublic, proprietary, information disclosed by the University to the Recipient in connection with this Agreement, provided (i) that the Recipient is notified by the University of the confidential nature of the disclosure such as by marking written, printed or electronic materials as “Confidential Trade Secret Information” or with a similar designation, or (ii) the University notifies the Recipient of the confidential nature of the disclosure within thirty (30) days of the disclosure and provides to Recipient a written recordation of the disclosure. The parties acknowledge and agree that the Biological Material is and shall be Confidential Information.
     6.2. The term “Confidential Information” shall not include, and the restrictions in section 6.3 of this Agreement shall not apply to, any information that:
(a) at the time the University disclosed it to the Recipient, was in the public domain;

(b) after the University’s disclosure of it to the Recipient, was placed in the public domain, other than through the Recipient’s acts or omissions, including, but not limited to, its breach of any term of this Agreement; or
(c) at the time the University disclosed it to the Recipient, the Recipient had written evidence of its actual knowledge of the information, provided the Recipient acquired such knowledge in conformance with all applicable laws and not as the receiver, directly or indirectly, of such information in violation of a valid and enforceable confidentiality agreement.
     6.3. Throughout the five (5) year period commencing on the date on which the University disclosed the Confidential Information to the Recipient, except as permitted under section 2 of this Agreement or by the University in a separate written consent, Confidential Information shall be maintained in confidence and shall not be used or disclosed.
7. Intellectual Property Rights.
     7.1 Except for the right to use the Biological Material and the Confidential Information as described in section 2 and the right to publish as described in section 4 of this Agreement, neither the Institution nor the Researcher shall have any right to use or disclose the Biological Material or the Confidential Information nor any of the intellectual property rights therein. Additionally, Recipient shall not sell, grant any licenses to or property rights in, nor otherwise encumber with liens or otherwise, the Biological Material or the Confidential Information or any intellectual property rights therein.
     7.2 No provision of this Agreement grants the Institution or the Researcher (i) any right or interest in the patent, copyright, trademark, or equivalent rights in the Biological Material or the Confidential Information, nor (ii) any license, right, or option (A) to commercially utilize the Biological Material under such patent, copyright, trademark, or equivalent right or (B) to make or use any products or processes derived from or with Biological Material for profit-making or commercial purposes.
     7.3. The Institution shall obtain a license prior to making any profit from, or any commercial use of, any product or process derived from the Biological Material. The University shall have no obligation to grant any such a license to the Institution.
     7.4. As between the parties, the University shall be the sole and exclusive owner of all rights, title, and interest in and to the Biological Material and the Confidential Information and hereby expressly retains all rights not explicitly granted to Recipient under this Agreement.
     7.5 Upon the University’s written request at any time, the Biological Material and all documents, papers, samples and other tangible goods and property delivered to the Researcher which contain or reflect the Confidential Information shall be delivered to the University; provided, however, the Institution may retain one copy of any documents and papers containing or reflecting the Confidential Information for the sole purpose of determining Institution’s obligations under this Agreement. Upon the University’s request, the Institution shall certify in writing its and the Researcher’s compliance with the requirements of this section 7.5.

8. No Warranties or Liability. The Institution and the Researcher acknowledge their understanding that the Biological Material is experimental in nature. THE INSTITUTION AND THE RESEARCHER ACCEPT THE BIOLOGICAL MATERIAL “AS IS, WITH ALL FAULTS.” THE INSTITUTION AND THE RESEARCHER ACKNOWLEDGE THAT IT, HE OR SHE HAS NOT RELIED UPON ANY STATEMENTS MADE BY THE UNIVERSITY CONCERNING THE BIOLOGICAL MATERIAL. THE UNIVERSITY DISCLAIMS ALL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THAT THE USE OF THE BIOLOGICAL MATERIAL WILL NOT INFRINGE ANY THIRD PARTY’S PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS. IN NO EVENT SHALL THE UNIVERSITY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PECUNIARY, EXPECTANCYOR COMPENSATORY DAMAGES, INCLUDING LOST PROFITS OR LOST BUSINESS OPPORTUNITY.
9. Release. The Institution, for itself and its employees and agents, releases the University and its employees and agents from any claim, suit, action or liability arising out of this Agreement, including, without limitation, the Institution’s use of the Biological Material. In no event shall the University be liable for any use of such Biological Material.
10. Indemnification. The Institution shall defend, indemnify, and hold the University harmless from any loss, claim, damage, or liability, of whatsoever kind or nature, which may arise from or in connection with this Agreement or the use of such Biological Material.
11. Term and Termination.
     11.1. This Agreement shall commence as of the date of the last signature and shall, subject to earlier termination in accordance with its terms, naturally expire on the date set forth in Schedule B, or if no such date is specified, two (2) years from the date of the last signature hereto. This Agreement shall be renewable for additional one year periods upon mutual agreement of the parties, such agreement shall only be effective if executed by the parties in writing.
     11.2. If the Recipient fails to perform one or more of its, his or her duties under this Agreement, the University may deliver a written notice of default to Recipient. If the default is not cured within thirty (30) days after the delivery of a notice of default, the University may terminate this Agreement by delivering to the Institution a written notice of termination. Upon termination of this Agreement, the Researcher shall promptly deliver to the University all Biological Material and Confidential Information in his or her possession and the Institution shall deliver to the University a written certification that all Biological Material and Confidential Information has been delivered to the University. The Institution and the Researcher acknowledge that their failure to perform their obligations under this Agreement will irreparably harm the University and that specific performance is an appropriate remedy for their nonperformance.

     11.3 Should the Researcher’s status as an employee of the Institution be discontinued at any time, this Agreement shall immediately terminate and the Recipient shall promptly return all Biological Material and Confidential Information to the University.
12. Survival. Despite any expiration or termination of this Agreement, sections 3, 4, 5, 6, 7, 8, 9, 10, 13 and 14 of this Agreement shall survive.
13. Further Assurances. Each party hereby agrees to execute documents and do things as reasonably requested by the other party in order for the other party to protect rights to which it is entitled under this Agreement, including intellectual property rights.
14. Notice: Any notice to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if mailed by certified U.S. mail or by a common overnight delivery carrier, postage prepaid, addressed to the other party at the address identified in the first paragraph of this Agreement or in Schedule A.
15. General Terms. This Agreement shall constitute the entire understanding of the parties with respect to the subject matter hereof, and shall supersede all prior agreements and understandings of the parties on such subject matter. This Agreement shall be amended only in a writing duly executed by all the parties. No party may assign or delegate any right or duty under this Agreement unless the other party has consented in writing to such assignment or delegation. An assignment or delegation made in violation of this section 15 shall be void and shall not bind the other party. This Agreement shall be interpreted in accordance with the laws (with the exception of conflicts of laws provisions) of the state of Minnesota. All claims, suits or causes of action arising out of this Agreement shall be brought in the courts of the state of Minnesota, county of Hennepin.

     IN WITNESS WHEREOF, the parties have caused this Material Transfer Agreement to be duly executed by their respective representatives.

REGENTS OF THE UNIVERSITY OF MINNESOTA

By:

Michael F. Moore
Director, Health Technologies Marketing

Date: , 20____

INSTITUTION

By:

Its:

Date: , 20____

RESEARCHER

By:

Date: , 20____

For Internal University Use Only

PTM Docket Number(s):

Schedule A
Material Transfer Agreement Worksheet
1.	Name of Institution and Researcher:

2.	Shipping Address:

Schedule B
Research Project
[Insert description of the Research Project including anticipated term of the project and the location of the laboratory facilities where the project will be performed.]

EXHIBIT D TO EXCLUSIVE LICENSE AGREEMENT
MCL LLC
SUBSCRIPTION AGREEEMNT
INCLUDING INVESTMENT REPRESETNATIONS
UNITS OF MEMBERSHIP INTEREST
     The undersigned, Regents of the University of Minnesota, hereby subscribes for the purchase from MCL LLC (the “Company”) of                      Units of membership interest (the “Units”). In consideration of the Units, the undersigned hereby transfers all right, title and interest in the patent application entitled “Totipotent Adult Stem Cells and Methods for Isolation” and all related intellectual property, concepts, technology, products and know-how related to such invention which the undersigned may develop in the future relating to the Company’s business (collectively the “Products”). The undersigned agrees to execute such further documents and take such further action as the Company may reasonably request and to perform such other lawful acts as the Company may reasonably require to fully secure and/or evidence the rights or interests provided herein.
     The Company shall have the right to prosecute the above-referenced patent and to apply for patents to cover the Products in the U.S. and foreign countries in the Company’s own name including the right to claim any priority rights to which such applications are entitled under international conventions, treaties or otherwise. The undersigned agrees to fully cooperate with the Company in the filing of such patents and agrees to execute, or cause to be executed, all documents reasonably necessary to effectuate and properly document such assignments and transfers, including, without limitations, securing the signature of any individual inventor required to be listed on such patent application assigning all rights in the application, and in the invention described in, to the Company. Any filing fees required to document such transfers shall be payable by the Company.
     The preceding two paragraphs are included in this Agreement only for the purpose of providing a partial summary of certain of the mutual consideration that the Company and the University are exchanging for the Units. The full and complete statement of the mutual consideration exchanged by the parties is collectively contained in the Ownership Agreement and Exclusive License Agreement entered into by the parties, and those two agreements shall govern and not this Agreement should there be a conflict between those two agreement and this Agreement.
     1. Certain Representations of the Subscriber. In connection with, and in consideration of, the sale of the Units to the undersigned, the undersigned hereby represents and warrants to the Company and its managers, governors, employees, agents and members that the undersigned:

(a)	Has had an opportunity to review and ask questions of the executive managers of the Company concerning its business and desires no further information.

(b)	Realizes that the Company has had no operations and must raise additional funds to support its ongoing operations and to develop products essential to the Company’s long-term viability.

(c)	Realizes that a purchase of the Units represents a speculative investment involving a high degree of risk.

(d)	Can bear the economic risk of an investment in the Units for an indefinite period of time, can afford to sustain a complete loss of such investment, has no need for liquidity in connection with an investment in the Units, and can afford to hold the Units indefinitely.

(e)	Realizes that there will be no market for the Units after this offering and that there are significant statutory and contractual restrictions on the transferability of the Units as set forth in Sections 2 and 3 below.

(f)	Realizes that the Units have not been registered for sale under the Securities Act of 1933, as amended (the “Act”) or applicable state securities laws (the “State Laws”) and may be sold only pursuant to registration under the Act and State Laws or an opinion of counsel that such registration is not required.

(g)	Is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of investing in the Units, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks.
     2. 180-Day Restriction on Transfer After A Public Offering. The undersigned understands that the Company at a future date may file a registration or offering statement (the “Registration Statement”) with the Securities and Exchange Commission to facilitate a public offering of its securities. The undersigned agrees, for the benefit of the Company, that should such an initial public offering be made and should the managing underwriter of such offering require, the undersigned will not, without the prior written consent of the Company and such underwriter, during the 180-day period of commencing on the effective date of the Registration Statement (the “Lockup Period”) (i) sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of any of the Units beneficially held by the undersigned during the Lockup Period, (ii) sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of any options, rights or warrants to purchase any of the Units beneficially held by the undersigned during the Lockup Period, or (iii) sell or grant, or agree to sell or grant, options, rights or warrants with respect to any of the Units. The foregoing does not prohibit gifts to donees or restrictions set forth herein or transfers by will or the laws of descent to heirs or beneficiaries provided such donees, heirs and beneficiaries shall be bound by the restrictions set forth herein.
     3. Investment Intent. The undersigned has been advised that the Units have not been registered under the Act or the relevant State Laws but are being offered, and will be offered, and sold pursuant to exemptions from the Act and State Laws, and the Company’s reliance upon such exemptions is predicated in part of the undersigned’s representations contained herein. The undersigned represents and warrants that the Units are being purchased for the undersigned’s own account and for long term investment and without the intention of reselling or redistributing the Units, that the undersigned had made no agreement with others regarding any of the Units, and that the undersigned’s financial condition is such that it is not likely that it will be necessary for the undersigned to dispose of any the Units in the foreseeable future. The undersigned represents and warrants that the undersigned has a financial net worth or anticipated income such that a sale of such Units need not be made in the foreseeable future to satisfy any financial obligation of which the undersigned is, or contemplates, being subject. The undersigned is aware that (i) there is presently no public market for the Units, and, in the view of the Securities and Exchange Commission, a purchase of securities with an intent to resell by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the liquidation or settlement of any loan obtained for the acquisition of any of the Units and for which the Units were or may be pledged as security would represent an intent inconsistent with the investment representations set forth above and (ii) the transferability of the Units is restricted and (A) requires the written consent of the Company and, in the event the Company is effecting the initial public offering of its securities, the managing underwriter of such offering, and (B) will further restricted by a legend placed on the certificate(s) representing the Units containing substantially the following language:
“The securities represented by this certificate have not been registered under either the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise distributed for value unless there is an effective registration statement under such Act and such laws concerning such securities, or the Company receives an opinion of counsel acceptable to the Company stating that such sale; transfer, assignment, offer, pledge or the distribution for value is exempt from the registration and prospectus delivery requirement of such Act and such laws. Sale or other transfer of these securities of the Company by the terms of a Subscription Agreement, a copy of which is available for inspection at the offices of the Company.”
     The undersigned further represents and agrees that if, contrary to the undersigned’s foregoing intentions, the undersigned should later desire to dispose of or transfer any of the Units in any manner, the undersigned shall not do so without first obtaining (i) an opinion of counsel satisfactory to the Company that such proposed disposition or transfer may be made lawfully without the registration of such Units pursuant to the Act and applicable State Laws and an agreement by the transferee to be bound by terms and restrictions of this Subscription Agreement, or (ii) registration of such Units (it being expressly understood that the Company shall not have any obligation to register such Units).
     4. Residence. The undersigned represents and warrants that the undersigned is a bona fide resident of (or if any entity is organized or incorporated under the laws of, and is domiciled in), the State of Minnesota and that the Units are being purchased by the undersigned in the undersigned’s name solely for the undersigned’s own beneficial interest and not as nominee for, on behalf of, for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization.
     5. Miscellaneous.
(a)	The undersigned agrees that the undersigned understands the meaning and legal consequences of the agreements, representations and warranties contained herein, agrees that such agreements, representations and warranties shall survive and remain in full force and effect after the execution hereof and payment for an issuance of the Units, and further agrees to indemnify and hold harmless the Company, each current and future officer, director, employee, agent and shareholder from and against any and all loss, damage or liability due to, or arising out of, a breach of any agreement, representation or warranty of the undersigned contained herein.

(b)	This Agreement shall be construed and interpreted in accordance with Minnesota law.

Dated: May , 2002

Regents of the University of Minnesota

By:

Anthony L. Strauss
Acting Assistant Vice President, PTM

Address to Which Correspondence
Should be Directed:

200 Oak Street SE, Suite 450
Minneapolis, MN 55405

Tax Identification or Social Security Number

ACCEPTANCE:

MCL LLC hereby accepts this subscription for Units On ** day of **, 19**.

By:

Title: *